Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Private Placement Memorandum and Statement of Additional Information in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Baillie Gifford Funds, of our report dated February 27, 2008 on the financial statements and financial highlights of The Emerging Markets Fund, a series of shares of beneficial interest of Baillie Gifford Funds, included in the December 31, 2007 Annual Report to the Shareholders.

We further consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Private Placement Memorandum and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ BRIGGS, BUNTING & DOUGHERTY, LLP

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

April 28, 2008